EXHIBIT 10.11
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 2nd day of June, 2008 by and between Per O. Iversen, a resident of Atlanta (the “Employee”), and Orbit/FR, Inc., a Delaware corporation (the “Company”).
          WHEREAS, Employee is employed by the Company as its President and CEO and the parties wish to enter into this Agreement to govern the continuing terms of such employment.
          NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
     1. Employment and Term. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as President and Chief Executive Office (the “Position”) for a period (the “Term”) commencing on the date hereof and continuing until terminated pursuant to the provisions of Section 8 hereof.
     2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Employee will be reporting directly to the Company’s Chairman and Board of Directors.
     3. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Board of Directors of the Company in its sole discretion, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.
     4. Compensation. The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee’s covenants provided for in Sections 5, 6 and 7 hereof, the compensation set forth in this Section 4.
          4.1. Base Salary. The Company shall pay Employee a base salary at the annual rate of One Hundred Fifty thousand dollars ($150,000) (the “Base Salary”). The Base Salary shall be inclusive of all applicable income and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by Employee, and shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect.
          4.2. Bonus Program. Employee may be entitled to an annual bonus (the “Bonus”) based upon the achievement (during any calendar year) of such written individual and corporate annual objectives (the “Objectives”) as the Board of Directors may from time to time establish. Employee acknowledges that such Objectives may be amended from time to time without Employee’s consent. Employee further acknowledges that any Bonus shall be deemed earned on the last day of the applicable calendar year and shall be payable to Employee by the end of the first quarter of the following calendar year, except as expressly otherwise set forth in Section 8 hereof in connection with a pro-rata payment upon termination.
          4.3. Fringe Benefits. Employee shall be entitled to participate in any health, life and disability insurance, 401(k) and other fringe benefit programs (collectively the “Benefits”) of the Company in effect from time to time.
          4.4. Reimbursement of Expenses. Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of Company, provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time.
          4.5. Paid Personal Leave. Employee shall be entitled to an aggregate of 25 paid personal leave days per year (prorated for any partial contract year). Personal leave can be taken for vacation or illness; provided that except in the case of illness, personal leave shall be taken at times determined by mutual agreement of Employee and the Chairman.
          4.6. Relocation. Employee acknowledges that he would be required to relocate to the Company’s principal place of employment in Horsham, PA (the “Relocation”). Upon the Relocation, the Company shall reimburse Employee for the following expenses actually incurred by Employee in connection with the Relocation (without any tax gross-up) up to an aggregate amount of [$585,000]:
               4.6.1. One-way travel costs from Atlanta to Philadelphia for Employee, his spouse and children;
               4.6.2. Temporary housing if required for period not to exceed 7 days;
               4.6.3. Miscellaneous expenses that are a direct result of the Relocation (taxis, parking, etc).
               4.6.4. Transfer of Employee’s household goods from Atlanta to Horsham.
               4.6.5. Realtor fees related to the sale of Employee’s home in Atlanta.

               4.6.6. In the event Employee is unable to independently sell his home in Atlanta by October 10, 2008, the Company shall provide a customary employer sponsored guaranteed home purchase agreement at fair market value and through an established relocation company (providing for an undertaking by the Company for the sale of the home, or a purchase of the home by the Company, in either case within 60 days and at fair market value).
               4.6.7. Employee shall further be entitled to receive 5 (five) paid personal days for the purpose of the Relocation.
          4.7. Stock Options. Subject to approval by the Company’s Board of Directors, Employee shall be included in the Company’s Employee Stock Option Plan and shall be granted options [consistent with those granted to employees of equivalent status].
     5. Confidentiality.
          5.1. Employee recognizes and acknowledges that he will obtain Proprietary Information (as hereinafter defined) of the Company and its affiliates (the “Orbit Group”) in the course of his employment as an executive employee of the Company. Employee further recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company and the Orbit Group. As a result, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets (the “Proprietary Information”) of the Company or any other Orbit Group entity revealed, obtained or developed in the course of his employment with the Company. Proprietary Information shall include, but shall not be limited to, any information relating to methods of production, manufacture and research; computer hardware and software configurations, computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the relationship with, the terms of contracts and agreements with, the needs and requirements of, and the course of dealing with, the respective Orbit Group entities’ actual and prospective customers, contractors and suppliers; and any other materials prepared by Employee in the course of his employment by the Company, or prepared by any other employee or contractor of the Orbit Group for the Orbit Group’s customers, (including concepts, layouts, flow charts, specifications, know-how, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict Employee’s ability to make such disclosures during the course of the employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 5. Failure by the Company (or any other Orbit Group entity) to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

          5.2. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the respective Orbit Group entity. During the Term, Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his employment with the Company, he shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by Employee or by others.
     6. Assignment of Developments.
          6.1. If at any time or times during Employee’s employment with the Company, he shall (either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the then current business of the Company or any then current customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company, (ii) results from tasks assigned him by the Company or (iii) results from any use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company (or any persons designated by it) each such Development and Employee hereby assigns any rights he may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.
          6.2. Upon disclosure of each Development to the Company, Employee will, during his employment with the Company, and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

          6.3. In the event the Company is unable, after all diligent effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company through its duly authorized president as his agent and attorney-in-fact, to act for and in his behalf and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by him.
     7. Covenant not to Compete.
          7.1. Employee shall not, during the Term and for a period of two (2) years after termination hereof for any reason whatsoever (the “Restricted Period”), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:
               7.1.1. engage or participate, directly or indirectly, in any business activity competitive with the business of the Company or any other Orbit Group entity (collectively the “Business”) as conducted during the Term;
               7.1.2. become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business as conducted during the Term (notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities competitive with the Business as conducted during the Term);
               7.1.3. solicit or call on, either directly or indirectly, any (i) customer with whom the Company shall have dealt at any time during the Term, or (ii) supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder;
               7.1.4. influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or
               7.1.5. influence or attempt to influence any person either (i) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company or the Orbit Group, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or the Orbit Group as an employee, consultant, agent or distributor of the Company or the Orbit Group at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder.
          7.2. Employee acknowledges that he has carefully read and considered the provisions of this Section 7. Employee acknowledges that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Section 4 to justify such restrictions, which restrictions Employee does not believe would prevent him from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.
          7.3. Any reference to the “Company” in Section 7.1 above shall mean the Company and its subsidiaries, individually and collectively, as appropriate in context.
     8. Termination. Employee’s employment hereunder (and the Term) may be terminated upon the occurrence of any one of the events described in this Section 8. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 8.
          8.1. Termination for Disability.
               8.1.1. In the event of the disability of Employee such that Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than ninety (90) consecutive days or more than one hundred eighty (180) days, in the aggregate, during any twenty four (24) months period, Employee’s employment hereunder may be terminated by the Company by written notice to Employee.
               8.1.2. In the event of a termination of Employee’s employment hereunder pursuant to Section 8.1.1, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company’s Board of Directors) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 8.1, the Company shall have no liability or obligation to Employee hereunder by reason of such termination, except that Employee shall be entitled to receive any payment prescribed under any disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any other benefit plan then in effect.
          8.2. Termination by Death. In the event that Employee dies during the Term, Employee’s employment hereunder shall be terminated thereby and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company’s Board of Directors) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns (or any other person claiming under or through him by reason of Employee’s death), except that Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any benefit plan then in effect.
          8.3. Termination for Cause.
               8.3.1. The Company may terminate Employee’s employment hereunder at any time for “cause” upon written notice to Employee. For purposes of this Agreement, “cause” shall mean:
                    8.3.1.1 any breach by Employee of any of the covenants under Sections5, 6 or 7 of this Agreement;
                    8.3.1.2 Employee has been grossly negligent or has committed willful misconduct in carrying out his duties hereunder and either continues to be grossly negligent or commit willful misconduct for a period of, or fails to cure the results of his gross negligence or willful misconduct within, 30 days after written notice from the Company to Employee thereof;
                    8.3.1.3 conduct of Employee involving any type of insubordination, or disloyalty to the Company, or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of the employment;
                    8.3.1.4 conviction of a felony or other criminal act punishable by more than one (1) year in prison; and
                    8.3.1.5 commission by Employee of an intentional tort or an act involving moral turpitude or constituting fraud.
               8.3.2. In the event of a termination of Employee’s employment hereunder pursuant to Section 8.3Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base Salary and Benefits shall cease at the time of such termination. Employee shall not be entitled to receive any Bonus (whether or not then earned) for (i) the then calendar year, and (ii) the calendar year in which the event giving rise to the termination for “cause” occurred. Except as specifically set forth in this Section 8.3, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.
          8.4. Termination Without Cause.
               8.4.1. The Company may terminate Employee’s employment hereunder at any time, for any reason whatsoever, with or without cause, effective upon the date designated by the Company upon one hundred eighty (180) days (the “Notice Period”) prior written notice to Employee.

               8.4.2. In the event of a termination of Employee’s employment hereunder pursuant to Section 8.4, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits, use of company car (or economic value thereof) and a pro-rata amount (as determined in good faith by the Company’s Board of Directors) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 8.4, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.
               8.4.3. During the Notice Period, Employee (i) shall not be entitled to retain the Position, and (ii) shall cooperate in good faith with the Company in transitioning the duties of the Position to one or more successors as determined by the Board of Directors or the Chairman.
               8.4.4. The Company may, at its sole discretion, in lieu of continuing the Employee’s employment during the Notice Period (or any part thereof) terminate the Employee’s employment immediately during the Notice Period by written notice to the Employee, and pay the Employee, as liquidated damages, an amount equal to the Base Salary, Bonus, Benefits and other payments which the Employee would have been entitled to had his employment continued from the date of such termination until the end of the Notice Period (the “Last Payment Date”). Any such payment shall be made on such dates, and in such form, as would have been made had the Employee’s employment continued through the Last Payment Date. For the purpose of vesting of Options, the termination of the Employee’s employment hereunder shall be deemed to occur on the Last Payment Date notwithstanding an earlier termination pursuant to this section 8.4.4.
          8.5. Termination By Employee.
               8.5.1. Employee may terminate Employee’s employment hereunder at any time for any reason effective upon the date designated by Employee in written notice of the termination of the employment hereunder pursuant to this Section 8.5; provided that, such date shall be at least [ninety (90)] days after the date of such notice.
               8.5.2. In the event of a termination of Employee’s employment hereunder pursuant to Section 8.5hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefit plan then in force and applicable to Employee. Employee shall not be entitled to receive any Bonus on account of the then current year. Except as specifically set forth in this Section 8.5, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.
     9. Representations, Warranties and Covenants of Employee.
          9.1. Employee represents and warrants to the Company that:
               9.1.1. There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of the obligations hereunder; and
               9.1.2. Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.
     10. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7, 9, 10, 16 and 19 hereof shall survive the termination of Employee’s employment hereunder for any reason whatsoever.
     11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto; except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.
     12. Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.
If to Employee:
Per O. Iversen
[Address]
Fax:
If to the Company:
Orbit/FR, Inc.
Att: Chairman
506 Prudential Road
Horsham, PA 19047
Fax:
     13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
     14. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
     15. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.
     16. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
     17. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     18. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the location of the principal place of business of the Company, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.
     19. Specific Enforcement; Extension of Period.
          19.1. Employee acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
          19.2. The periods of time set forth in Section 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Employee’s first breach of such covenants or service of process upon Employee through the expiration of all appeals related to such litigation.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed UNDER SEAL as of the day and year first written above.

Orbit/FR, Inc.	Per O. Iversen

By: /s/ Philippe Garreau [SEAL] Philippe Garreau, Chairman	By: /s/ Per O. Iversen [SEAL]